Exhibit 10.33

Tenancy Agreement

Landlord: Zhang Ying , PRC ID NO: 33012119630415852X, (Party A)

Tenant: Takung Cultural Development (Tianjin) Co., Ltd (Party B)

Agent: Hangzhou ,Qian Bang Real Estate Development Corp Ltd (Party C)

In accordance with relevant PRC laws , rules and regulations ..THE PARTIES AGREE AS FOLLOWS

1.	Party A guaranteed that the Premise in compliance with relevant PRC laws, rules and regulations. Party B will provide all relevant document.

2.	Party A hereby agrees to lease its Premise located at Room 1505, Xin Shi Jie Financial Center, Xiao Shan, Hangzhou , China.

3.	The leased property shall be used by part b for commercial purpose. On expiry of the tenancy, if Party B has not exercised its option to renew this agreement in accordance with this clause ,Party A has the right to repossess the entire leased property ,and Party B shall deliver the leased property to the Party A provided always that Party B shall have the option to renew this agreement upon giving prior written novice to Party A of its intention to do so that least two(2) months before the expiration of this agreement.

4.	The term of this Tenancy Agreement is 24 MONTHS from the 12 day of November of 2018 to the 11 day of November of 2020 both day inclusive (the “Term”).

5.	Rent and Payment

The rent for the leased property as agreed to by both parties is 21672 RMB per month for first year and 22756 RMB per month for second year. All payments of security deposit rent fee and so forth, here under shall be made by check to Party A per half year. First time payment at 12 day of November of 2018, after that the payment shall be made at every year 11 day of October and 11 day of April.

6.	(1) DURING THE TERM, Party A agree that the Premises in good condition, in case the Premises have any damage as a result of the improper usage of Party B, Party B suffer the cost for repair.

(2) DURING THE TERM, Party B shall not make any alteration and / or additions to the Premises without the prior written consent of Party A (save for the insertion of picture pins, hooks, or the like onto the walls of the Premises).

7.	The Tenant shall during the Term pay and discharge all charges in respect of water, electricity, gas and telephone management fee and other similar charges payable in respect of the Premises. The management fee is 13537.8 RMB per year.

8.	DURING THE TERM, (A) Party A can terminate the agreement on condition that Party B have the following behavior:

(1) Without Party A ‘s agreement, assign, transfer, sublet or part with the possession of the Premises or any part thereof to any other person.

(2) Without Party A ‘s agreement, make any alteration and / or additions to the Premises.

(3) Without Party A’ s written consent, change the purpose of the premise.

(4) Store any dangerous items or conduct any activity which are prohibited by the laws in the people’s republic of china in the leased property.

(5) If Party B fail to pay the fee within 15 days from the written notice of Party A, where the fee is more than 10000 RMB.

(6) If Party B fail to pay the fee after half month of the due day.

(B)	Party B can terminate the agreement on condition that Party A have the following behavior:

(1) Party A cannot provide any document that the premise is in compliance with the laws in the people’s republic of china.

(2) Where the address has been registered by another individual or corporation, which cannot be transfer to Party B within 20 days.

(3) Party A fail to provide the premise to Party B after 7 days of commerce.

9.	Delivery and Return of the premise

(1) Party A should guarantee that the premise is in good condition at the time of delivery.

(2) At the time of the return of the premise, it should be conduct in both parties’ attendance. In case have any objection, Party B should raise within 7 days. After 7 days, Party B should bear all cost as the result of the damage of the premise.

(3) These shall be included the facilities provided by Party A.

(4) Party B should maintain the premise in vacant possession. For normal depreciation of the facilities, Party A bear all cost.

10.	Peanality of Party A breach the contract:

(1) In case of Party A fail to provide the premise to Party B, Party A should pay 20000 RMB to Party B for compensation.

(2) Party A sell the premise without the notice of Party B and cause any economic loss on Party B, Party A should seem as breach the contract, Party A should pay 20000 RMB to Party B for compensation. (As long as Party A sold the premise, Party A no longer as the contract party , all the terms of the contract no longer applicable to both parties).

(3) In case Party A require Party B return the premise before the term end, Party A should seem as breach the contract, Party A should pay 20000 RMB to Party B for compensation.

(4) In case the premise has any damage or ownership problem cause Party B cannot receive the premise, Party A should seem as breach the contract, Party A should pay 20000 RMB to Party B for compensation.

11.	Peanality of Party B breach the contract:

(1) DURING THE TERM, Party A terminate the agreement base on Term 8(A), Party B return the premise, Party B should pay 20000 RMB to Party A for compensation.

(2) DURING THE TERM, Party B terminate the contract earlier then the commerce period without the notice of Party A, Party B should pay 20000 RMB to Party A for compensation. Party B should inform Party A with one-month notice.

(3) Party B do not pay the rent on time, apart from the fee mentioned, Party B should pay extra interest, at a rate of 3‰ of that year’s rent fee per day.

(4) When the commerce period end, Party B should return the premise. In case of delay, Party B suffer all cost as the result of delay.

12.	Other terms and condition :(1) Air conditioning for Party B usage, Party A provide “electricity card” for one and “water card’ for one. (2) In case of Party A agree the alteration and / or additions to the Premises, Party B should follow the regulation of DMC. (3) In case Party B move out from the premise, Party A should deregister the business address within 15 days.(4)For the retention of the premise prior 2 months of the agreement end, Party B have priority in case it follow the market price. (5) Party B shall himself cover insurance for his own belongings against typhoon, depression, storm, flood, fire, theft and accidents in relation to this Tenancy. (6) Party B should bear the cost of the tax of the premise.(7) Both parties should bear the cost of agency fee to Party C, each party bear 50% of the agency fee.(8) In case Party B will sublease within the commerce period, Party A agrees to Party B to sublease, and the new tenant and price are approved by Party A. In case Party A has no loss, the sublet is successful. The intermediary fee shall be borne by Party B, and the other party may return it, but Party B must relocate the business license address. If there is no sublet or breach of contract, Party A has the right to deduct the liquidated damages. (10) If Party B fail to pay the fee after 15 days of the due day. Party A reserved the right of the premise and the facilities belong to Party B. (11) In case Party B move out from the premise, Party A should deregister the business address within 15 days. If Party B do not perform the duty, Party A can seek for the assistance of the Bureau at Xiao Shan, Hangzhou.

13.	In case all parties unanimous agree, all the parties can have any supplementary agreement.

14.	All parties shall each retain a copy of this contract for future reference.

15.	In case of any conflict of the agreement, all of the parties should seek for alternative dispute resolution before entering to the formal legal procedure.